Form Of
PLAN OF DISTRIBUTION PURSUANT TO RULE 12B-1

B Riley Diversified Equity Fund
Investor Shares

(Fixed Compensation Plan)

This Plan of Distribution Pursuant to Rule 12b-1 (the “Plan”) is adopted in accordance with Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “Act”), by World Funds Trust, a Delaware statutory trust (the “Trust”) with respect to its series of shares designated the B Riley Diversified Equity Fund (the “Fund”). The Plan has been approved by a majority of the Trust’s Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan (the “independent Trustees”), cast in person at a meeting called for the purpose of voting on the Plan.

In reviewing the Plan, the Board of Trustees considered the proposed range and nature of payments and terms of the Investment Advisory Agreement between the Trust on behalf of the Fund and B. Riley Asset Management, LLC (the “Advisor”) and the nature and amount of other payments, fees and commissions that may be paid to the Advisor, its affiliates and other agents of the Trust. The Board of Trustees, including the independent Trustees, concluded that the proposed overall compensation of the Advisor and its affiliates was fair and not excessive.

In its considerations, the Board of Trustees also recognized that uncertainty may exist from time to time with respect to whether payments to be made by the Fund to the Advisor, as the initial “distribution coordinator,” or other firms under agreements with respect to the Fund may be deemed to constitute impermissible distribution expenses. As a general rule, an investment company may not finance any activity primarily intended to result in the sale of its shares, except pursuant to the Rule. Accordingly, the Board of Trustees determined that the Plan also should provide that payments by the Trust and expenditures made by others out of monies received from the Trust which are later deemed to be for the financing of any activity primarily intended to result in the sale of Fund shares shall be deemed to have been made pursuant to the Plan.

The approval of the Board of Trustees included a determination that in the exercise of the Trustees’ reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Trust, the Fund to which the Plan applies and its shareholders.

The provisions of the Plan are as follows:

1.    Annual Fee.  The Fund will pay to the Advisor, as the Fund’s distribution coordinator, an annual fee for the Advisor’s services in connection with the promotion and distribution of the Fund’s shares and related shareholder servicing. The annual fee paid to the Advisor under the Plan will be calculated daily and paid monthly by the Fund on the first day of each month based on the average daily net assets of the Fund, as follows: an annual rate of up to 0.25%. This fee is not tied exclusively to actual distribution and service expenses, and the fee may exceed the expenses actually incurred.

2.    Services Covered by the Plan.   The fee paid under Section 1 of the Plan is intended to compensate the Advisor for performing the following kinds of services: services primarily intended to result in the sale of the Fund’s shares (“distribution services”), including, but not limited to: (a) making payments, including incentive compensation, to agents for and consultants to the Advisor, any affiliate of the Advisor or the Trust, including pension administration firms that provide distribution and shareholder related services and broker-dealers that engage in the distribution of the Fund’s shares; (b) making payments to persons who provide support services in connection with the distribution of the Fund’s shares and servicing of the Fund’s shareholders, including, but not limited to, personnel of the Advisor, office space and equipment, telephone facilities, answering routine inquiries regarding the Fund, processing shareholder transactions and providing any other shareholder services not otherwise provided by the Trust’s transfer agency or other servicing arrangements; (c) making payments pursuant to the form of Distribution Agreement attached hereto as an exhibit; (d) formulating and implementing marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (e) printing and distributing prospectuses, statements of additional information and reports of the Fund to prospective shareholders of the Fund; (f) preparing, printing and distributing sales literature pertaining to the Fund; and (g) obtaining whatever information, analysis and reports with respect to marketing and promotional activities that the Trust may, from time to time, deem advisable. Such services and activities shall be deemed to be covered by this Plan whether performed directly by the Advisor or by a third party.

3.    Written Reports.  The Advisor shall furnish to the Board of Trustees of the Trust, for its review, on a quarterly basis, a written report of the monies paid to it under the Plan with respect to the Fund, and shall furnish the Board of Trustees of the Trust with such other information as the Board of Trustees may reasonably request in connection with the payments made under the Plan in order to enable the Board of Trustees to make an informed determination of whether the Plan should be continued as to the Fund.

4.    Termination.  The Plan may be terminated as to the Fund at any time, without penalty, by a vote of a majority of the outstanding voting securities of the Fund, and the Distribution Agreement under the Plan may be likewise terminated on not more than sixty (60) days’ written notice. Once terminated, no further payments shall be made under the Plan notwithstanding the existence of any unreimbursed current or carried forward Distribution Expenses.

5.    Amendments.  The Plan and any Distribution Agreement may not be amended to increase materially the amount to be spent for distribution and servicing of Fund shares pursuant to Section 1 hereof without approval by a majority of the outstanding voting securities of the Fund. All material amendments to the Plan and any Distribution Agreement entered into with third parties shall be approved by the independent Trustees cast in person at a meeting called for the purpose of voting on any such amendment. The Advisor may assign its responsibilities and liabilities under the Plan to another party who agrees to act as “distribution coordinator” for the Trust with the consent of a majority of the independent Trustees.

6.    Selection of Independent Trustees.   So long as the Plan is in effect, the selection and nomination of the Trust’s independent Trustees shall be committed to the discretion of such independent Board of Trustees.

7.    Effective Date of Plan.  The Plan shall take effect at such time as it has received requisite Trustee approval and, unless sooner terminated, shall continue in effect for a period of more than one year from the date of its execution only so long as such continuance is specifically approved at least annually by the Board of Trustees of the Trust, including the independent Trustees, cast in person at a meeting called for the purpose of voting on such continuance.

8.    Preservation of Materials.  The Trust will preserve copies of the Plan, any agreements relating to the Plan and any report made pursuant to Section 5 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

9.    Meanings of Certain Terms.  As used in the Plan, the terms “interested person” and “majority of the outstanding voting securities” will be deemed to have the same meaning that those terms have under the

Act and the rules and regulations under the Act, subject to any exemption that may be granted to the Trust under the Act by the Securities and Exchange Commission.

This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Trust and the Advisor, as distribution coordinator, as evidenced by their execution hereof, as of this 26th day of November, 2013.

WORLD FUNDS TRUST
On behalf of the B Riley Diversified Equity Fund

By:_________________
Title: President

B. RILEY ASSET MANAGEMENT, LLC
as Distribution Coordinator

By:___________________
Title:

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